UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FINTECH ACQUISITION CORP. IV

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Important Information

This communication is being made in respect of the proposed business combination contemplated by that certain Business Combination Agreement, dated as of December 29, 2020, by and among FinTech Acquisition Corp. IV (“FTIV”), Perella Weinberg Partners (“PWP”) and the other parties thereto. On May 17, 2021, PWP provided the following written transcript of a conference call with respect to PWP’s reporting of financial results for the quarter ended March 31, 2021. The materials are filed herewith pursuant to Rule 14a-12.

Forward Looking Statements

Certain statements made in this communication are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding the potential combination and expectations regarding the combined business are forward-looking statements. In addition, words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, among others, the following: (1) the inability of the parties to complete the potential business combination or to complete the contemplated transactions; (2) satisfaction or waiver (if applicable) of the conditions to the potential business combination, including with respect to the approval of the stockholders of FTIV; (3) the ability to maintain the listing of the combined company’s securities on NASDAQ; (4) the inability to complete the private placement; (5) the risk that the proposed transaction disrupts current plans and operations of PWP as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the potential transaction; (9) the possibility that PWP may be adversely affected by other economic, business, and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against PWP or any of its respective directors or officers, following the announcement of the potential transaction; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; (12) changes in general economic conditions, including as a result of the COVID-19 pandemic; and (13) other risks and uncertainties indicated from time to time in the preliminary proxy statement of FTIV filed with the SEC on February 5, 2021, as amended on March 29, 2021 and May 5, 2021 and as it may be further amended, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by FTIV. Forward-looking statements speak only as of the date they are made, and PWP and FTIV do not undertake any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which FTIV has filed or will file from time to time with the SEC.

Additional Information about the Proposed Transaction and Where to Find It

FTIV has filed with the SEC a preliminary proxy statement and amendments thereto in connection with the business combination and will mail a definitive proxy statement and other relevant documents to its stockholders. The preliminary proxy statement, as amended, is not yet final and will be further amended. The definitive proxy statement will contain important information about the business combination and the other matters to be voted upon at a special meeting of the stockholders to be held to approve the business combination and other matters, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. FTIV’s stockholders and other interested persons are advised to read the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with FTIV’s solicitation of proxies for such special meeting, as these materials will contain important information about FTIV, PWP and the business combination. The definitive proxy statement will be mailed to the stockholders of FTIV as of a record date to be established for voting on the business combination and the other matters to be voted upon at the special meeting. FTIV’s stockholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about FTIV, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: info@ftspac.com.

Participants in Solicitation

FTIV, PWP and certain of their respective directors and officers, as applicable, may be deemed participants in the solicitation of proxies of FTIV’s stockholders in connection with the business combination. FTIV’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of FTIV in FTIV’s annual report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 15, 2021 and amended on May 4, 2021.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of FTIV’s stockholders in connection with the business combination and other matters to be voted upon at the special meeting, including certain of PWP’s officers, is set forth in the preliminary proxy statement for the business combination that FTIV filed with the SEC on February 5, 2021, as amended on March 29, 2021 and May 5, 2021 and as it may be further amended. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination is included in the proxy statement that FTIV filed with the SEC on February 5, 2021, as amended on March 29, 2021 and May 5, 2021 and as it may be further amended. This communication does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Perella Weinberg Partners

First Quarter 2021 Earnings Conference Call Script

Operator

Good morning, and welcome to the Perella Weinberg Partners First Quarter 2021 Earnings Call. The information discussed today is qualified in its entirety by the information contained in the amended preliminary proxy statement that was filed by FinTech Acquisition Corp. IV on May 5, 2021 with the SEC. You can access these documents on the SEC’s website at www.sec.gov.

Please carefully review the disclaimers we’ve included. Before we begin, I’d like to note that this call may contain forward- looking statements, including PWP’s expectations of future financial and business performance and conditions, the industry outlook and the timing and completion of the business combination transaction with FinTech Acquisition Corp. IV.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and are not guarantees of performance. You are encouraged to read the proxy statement and the accompanying press release, as well as other FinTech Acquisition Corp. IV filings with the SEC for a discussion of the risks that can affect the business combination and the business of PWP after completion of the proposed transaction.

During the call, there will also be a discussion of some metrics which are non-GAAP financial measures. PWP has reconciled these items to the most comparable GAAP measures in the press release filed with today’s Form 8-K.

At this time, I’d like to turn the conference over to Michael Kim, Investor Relations. Please go ahead.

Michael Kim, Investor Relations

Thanks very much. Welcome to the Perella Weinberg Partners First Quarter 2021 Earnings Conference Call. Joining me today are Peter Weinberg, Chief Executive Officer; and Gary Barancik, Chief Financial Officer.

Please note, a question and answer session will not be conducted as part of today’s call but please reach out to investors@pwpartners.com with any questions you may have.

And with that, I’ll turn the call over to Peter Weinberg.

Peter Weinberg, Chief Executive Officer

Thank you, Michael.

Good morning, and thanks to those of you listening to the call. We are speaking with you today to provide context on the drivers of our business and our view on the overall market environment.

While you will presumably already have had a chance to review the results issued this morning, I’ll start with some background on the financial performance in the quarter and observations on the dynamics we are seeing in the marketplace. Then I will ask Gary to walk you through more specifics of our financial performance and provide an update on our business combination with FTIV.

We are pleased to report record first quarter results with revenues of $170 million, representing an 84% increase year-over-year. Adjusted operating income grew to $36 million and adjusted net income grew to $32 million, representing growth of 750% and 566%, respectively, relative to the first quarter a year ago.

Consistent with our observations in the fourth quarter of 2020, we experienced a rise in the overall activity and the demand for our advisory services.

A few highlights on recent developments across our industry:

The level of M&A advisory dialogue remains strong across all our industries and geographies of focus and among our large cap, middle market and sponsor clients as well as SPAC clients and counterparties. As companies start to pivot from crisis to recovery, we expect that a continued focus on growth and capital deployment will keep activity robust in the medium term. The broader regulatory and tax environments are still fluid and it is tough to tell how this might impact activity this year and beyond, but we do feel the fundamentals are positive.

We witnessed similar activity on the capital markets advisory side of the business. Capital markets saw record activity in the back half of 2020, and activity continued in the first quarter of 2021. We believe this is driven by the record low-rate environment and historic levels of capital in the markets aided in part by the rapid evolution of the SPAC market, among other factors. We believe our clients find our expertise and independence valuable as they navigate complex financing decisions.

Restructuring and liability management advisory activity moderated compared to record activity we saw in the second half of 2020, and we expect to see this more moderate level of activity continue through the year. While we believe the restructuring opportunity remains significant when we consider the overall leverage in the system and some of the strategic pressures facing several industries, in the short term, we expect that activity will be tempered by the combination of low rates and the availability of credit as a result of government stimulus.

All told, we feel good about the momentum in the first quarter. The pent-up activity in M&A and the demand for capital markets advice continue to manifest themselves. We are seeing the benefit of our significant investments in expanding the partnership in the diversity of our business mix.

On the people front, we are deep into the recruiting high season and year-to-date we have added six new partners to our ranks. Of this group, we had three external partner hires who we believe bring highly complementary industry coverage expertise to further strengthen our coverage footprint in our core industries of focus. We are optimistic about the dialogue that we are continuing to have with external candidates and are encouraged by the level of interest we are seeing from candidates as they contemplate taking this next step in our journey with us.

Lastly, I am pleased to report the closing of the IPO of PWP Forward Acquisition Corp I in March. “PFAC” is a blank check company led by women and sponsored by PWP, its partners and employees along with Cohen & Company. PFAC will focus on finding a business combination with a company founded by, led by or which enriches the lives of women.

As you know, we provided financial forecasts last December in connection with the transaction PIPE financing. We will not be updating or affirming those forecasts going forward. Broadly speaking, the year has started out stronger than we had anticipated, and the pace of activity in the second quarter to date continues to be strong. However, we do not have visibility into whether the extremely strong pace of transactions that we saw in the first quarter will continue through the remainder of the year.

And I’ll now turn the call over to Gary to further discuss our financial results.

Gary Barancik, Chief Financial Officer

Thank you, Peter. We generated a record $170 million of revenues in the first quarter, an increase of 84% over the prior-year period. Adjusted operating income for the first quarter totaled $36 million, up 750% year-over-year.

As Peter discussed in his remarks, we saw activity across all of our industry coverage areas, the geographies in which we are focused and the advisory services we offer. The year-over-year growth reflected strong performance in the M&A and capital markets advisory business and restructuring advisory activity, as well as an increase in the number of advisory clients and the average fee size.

On the expense side, we present our expenses with certain non-GAAP adjustments which are more fully described in our press release filed this morning. In the first quarter, we accrued adjusted compensation expense at 64.4% of revenues, in-line with our medium-term annual target of 64% based on our current business outlook, and 600 basis points lower than the 2020 full-year adjusted comp ratio of 70.4%.

Our adjusted non-compensation expense for the first quarter was $24.5 million, down from $29.7 million in the comparable quarter last year. As a percentage of revenues, our adjusted non-compensation expense was 14.4% for the first quarter, significantly down from 32.1% in the same period last year.

This decline reflects a significant reduction in travel and related expenses, compared with normal travel activity for much of the first quarter last year. Excluding travel and related expenses, our first quarter adjusted non-comp expense declined 6.4% compared with the same period last year. To put this in perspective, in the first quarter of 2021, our travel and related expenses were $661,000 whereas in in 2019, our full-year travel and related expenses were $19.7 million.

For the balance of 2021, we expect that non-comp expenses will increase modestly as a result of increased global travel as our bankers start traveling more, as well as costs associated with becoming a public company. We anticipate these expenses for the full year could be somewhat higher than previously expected, due to higher than anticipated public company costs including D&O insurance premiums and professional services fees related to the de-SPAC transaction.

Turning to the balance sheet, at the end of the quarter we had $197.2 million of cash and cash equivalents and total outstanding indebtedness of $148.0 million net of $29.7 million unamortized debt discounts and issuance costs.

In connection with and subject to the closing of our pending business combination with FTIV, we expect to repay all outstanding indebtedness and have an undrawn credit facility which will provide for additional liquidity. For the quarter, interest expense associated with this indebtedness reduced our net income by approximately $3.9 million and our adjusted net income by approximately $2.9 million.

Moving beyond our financial results, I also wanted to provide a few process updates as it relates to the status of our pending business combination with FTIV.

On May 5, 2021, FinTech IV filed its second amended preliminary proxy statement for the business combination. The most recent amendment includes FinTech IVs 2020 audited financial statements which have been restated to reflect the treatment of FinTech IVs public and private warrants as balance sheet liabilities.

Also disclosed in the amended proxy are the potential terms associated with up to 9.5 million performance-based RSUs, referred to as Management Awards, which may be issued to Messrs. Weinberg, Becker and Bednar, as well as additional partners, in connection with the transaction. The Management Awards, if approved by our compensation committee, would vest only in the event that both specified service requirements are met and certain share price targets are achieved. The anticipated plan, the final amount and terms of which remain subject to the review and approval of our compensation committee following the closing of the transaction, is described in further detail in the proxy.

As it relates to the timing of the transaction, subject to receipt of regulatory approvals and FinTech IV shareholder approval and the satisfaction or waiver of other customary closing conditions, the closing of the transaction is expected to occur during the second quarter.

With that, let me turn it back to Peter for closing remarks.

Peter Weinberg, Chief Executive Officer

Thank you, Gary.

And thank you to all of our clients, the FinTech IV team and all our stakeholders. We appreciate your time and continued support.

As we look forward, we believe PWP represents a compelling investment opportunity to capitalize on sustainable demand for expert independent advisory services. It is our combination of thought leadership, collaboration and independence that positions us strategically in the market in order to continue to service clients in a differentiated and value-added way

We are at the beginning of a new journey as we transition to life as a public company and our strategic roadmap is clear. Our best-in-class team, premium global advisory brand and broad alignment with shareholders reinforces our position to drive long-term shareholder value.

We are excited to turn the page and will update the investment community with second quarter results as a public company later this summer.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this script, and oral statements made from time to time by representatives of PWP are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding the potential business combination and expectations regarding the combined business are forward-looking statements. In addition, words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, among others, the following: (1) the inability of the parties to complete the potential business combination or to complete the contemplated transactions; (2) satisfaction or waiver (if applicable) of the conditions to the potential business combination, including with respect to the approval of the stockholders of FTIV; (3) the ability to maintain the listing of the combined company’s securities on NASDAQ; (4) the inability to complete the private placement; (5) the risk that the proposed transaction disrupts current plans and operations of PWP as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the potential transaction; (9) the possibility that PWP may be adversely affected by other economic, business, and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against PWP or any of its respective directors or officers, following the announcement of the potential transaction; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; (12) changes in general economic conditions, including as a result of the COVID-19 pandemic; and (13) other risks and uncertainties indicated from time to time in the preliminary proxy statement of FTIV filed with the SEC on February 5, 2021 and amended on March 29, 2021 and May 5, 2021, as it may be further amended, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by FTIV. Forward-looking statements speak only as of the date they are made, and PWP and FTIV do not undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which FTIV has filed or will file from time to time with the SEC.

Additional Information about the FTIV Business Combination Transaction and Where to Find It

FTIV has filed with the SEC a preliminary proxy statement and amendments thereto in connection with the business combination and will mail a definitive proxy statement and other relevant documents to its stockholders. The preliminary proxy statement, as amended, is not yet final and will be further amended. The definitive proxy statement will contain important information about the business combination and the other matters to be voted upon at a special meeting of the stockholders to be held to approve the business combination and other matters, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. FTIV’s stockholders and other interested persons are advised to read the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with FTIV’s solicitation of proxies for such special meeting, as these materials will contain important information about FTIV, PWP and the business combination. The definitive proxy statement and a proxy card will be mailed to the stockholders of FTIV as of a record date to be established for voting on the business combination and the other matters to be voted upon at the special meeting. FTIV’s stockholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about FTIV, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: info@ftspac.com.

Participants in the Solicitation

FTIV, PWP and certain of their respective directors and officers, as applicable, may be deemed participants in the solicitation of proxies of FTIV’s stockholders in connection with the business combination. FTIV’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of FTIV in FTIV’s annual report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 15, 2021 and amended on May 4, 2021.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of FTIV’s stockholders in connection with the business combination and other matters to be voted upon at the special meeting, including certain of PWP’s officers, is set forth in the preliminary proxy statement for the business combination that FTIV filed with the SEC on February 5, 2021 and amended on March 29, 2021 and May 5, 2021, as it may be further amended. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination is included in the proxy statement that FTIV filed with the SEC on February 5, 2021 and amended on March 29, 2021 and May 5, 2021, as it may be further amended. This script does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.